EXHIBIT 2.1

           ARTICLES OF MERGER MERGING PRAXIS PHARMACEUTICALS INC., A UTAH CORPORATION, INTO PATCH INTERNATIONAL INC., A NEVADA
                                  CORPORATION




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                               ARTICLES OF MERGER
                                     MERGING
                PRAXIS PHARMACEUTICALS INC., A UTAH CORPORATION,
                                      INTO
                 PATCH INTERNATIONAL INC., A NEVADA CORPORATION

         ARTICLES OF MERGER executed this 27th day of May, 2004, by and between Praxis Pharmaceuticals Inc., a Utah corporation, and Patch International Inc., a Nevada corporation, pursuant to section 16-10a-1107 of the Utah Business Corporation Act and section 92A.190 of the Nevada Revised Statutes.

         THIS IS TO CERTIFY:

         FIRST: Praxis Pharmaceuticals Inc., a corporation organized and existing under the laws of the State of Utah (hereinafter sometimes referred to as the "Parent Corporation"), and Patch International Inc., a corporation organized and existing under the laws of the State of Nevada (hereinafter sometimes referred to as the "Subsidiary Company"), agree that the Parent Company shall be merged, pursuant to section 16-10a-1107 of the Utah Business Corporation Act and section 92A.190 of the Nevada Revised Statutes, into the Subsidiary Corporation. The terms and conditions of the merger and the mode of carrying the same into effect are as herein set forth in the Plan of Merger dated May 11, 2004, attached hereto as "Exhibit A" and incorporated by reference herein.

         SECOND: The Surviving Corporation shall survive the merger and shall continue under the name of Patch International Inc., a corporation organized and existing under the laws of the State of Nevada (hereinafter sometimes referred to as the "Surviving Corporation").

         THIRD: The Plan of Merger has been adopted by each of the Parent Corporation and the Subsidiary Corporation.

         FOURTH: No amendment is made to the Articles of Incorporation of the Surviving Corporation as part of the merger.

         FIFTH: The approval of the shareholders of each of the Parent Corporation and the Subsidiary Corporation was required. Pursuant to section 16-10a-1104 of the Utah Business Corporation Act, the Agreement and Plan of Merger was duly approved by unanimous consent of the board of directors of the Parent Corporation on May 10, 2004. The shareholders of the Parent Corporation approved the Plan of Merger on May 11, 2004. Of the 40,238,431 outstanding shares of common stock, the only class of stock, 20,203,232 shares were voted in favor. The number of votes cast for the Plan of Merger was sufficient for approval by this voting group. Pursuant to section 92A.120 of the Nevada Revised Statutes, the Plan of Merger was duly approved by unanimous consent of the board of directors of the Subsidiary Corporation on May 11, 2004, and the sole shareholder of the Subsidiary Corporation approved the Plan of Merger on May 11, 2004.

         SIXTH: The effective date of this merger shall be June 15, 2004.

         IN WITNESS WHEREOF, Praxis Pharmaceuticals Inc., a Utah corporation, and Patch International Inc., a Nevada corporation, the companies parties to the merger, have caused these Articles of Merger to be signed in their respective company names and on their behalf by the respective management as of the 27th day of May, 2004.

PRAXIS PHARMACEUTICALS INC.,                 PATCH INTERNATIONAL INC.,
A UTAH CORPORATION                           A NEVADA CORPORATION


By: /s/ DAVUD STADNYK                        By: /s/ DAVID STADNYK
   ----------------------------------           --------------------------------
      David Stadnyk, President                     David Stadnyk, President